news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer & Treasurer
(918) 493-7700

For Immediate Release…
September 28, 2012

Unit Corporation Completes the Sale of Certain
Non-Core Oil & Natural Gas Assets

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company (“Unit Petroleum”), has closed on the previously announced agreement to sell its interest in certain of its Bakken properties to QEP Energy, a wholly owned subsidiary of QEP Resources, Inc. (NYSE – QEP). The proceeds at closing were $228.0 million.
As of the effective date of July 1, 2012, the estimated proved reserves of the divested properties were 5.7 million barrels of oil equivalent (MMBoe), while the second quarter average daily production for these properties was 1,044 Boe per day.  The properties total 4,756 net acres, representing approximately 35% of Unit Petroleum’s total acreage in the Bakken play.
“This is a strategic divestiture of certain of our non-core properties,” commented Larry D. Pinkston, Unit’s President and Chief Executive Officer.  “The proceeds from this sale of properties will be applied against bank debt, enhancing our overall liquidity for future growth opportunities.”

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and natural gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the private Securities Litigation Reform Act.  All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, the estimates used in the valuation of the properties sold.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.